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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectuses/Proxy Statement and Statement of Additional Information constituting parts of this registration statement on Form N-14 (the "Registration Statement") of our report dated February 21, 1997, relating to the statement of changes in net assets for the year ended December 31, 1996 and the financial highlights for each of the four years ended December 31, 1996 appearing in the December 31, 1997 Annual Report of The Govett Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Institutional Class Shares Prospectuses of The Govett Funds, Inc. dated April 17, 1998, incorporated by reference into the Prospectus/Proxy Statement.



/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP
Boston, Massachusetts
May 26, 1998